Exhibit 10.7

                        UNOCAL NONQUALIFIED SAVINGS PLAN
                               (February 8, 2005)

The Unocal Nonqualified Savings Plan (the "Plan") is for the purpose of providing deferred compensation for a select group of management or highly compensated employees by permitting certain of such employees who are eligible to participate in the Unocal Savings Plan to receive contributions hereunder if they are subject to limitations on contributions resulting from the operation of
Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on defined contribution plans to which that section applies.

The Plan replaces the Unocal Supplemental Savings Plan effective January 1, 2005 and all benefits in the Unocal Supplemental Savings Plan were transferred to the Plan effective January 1, 2005.

The Plan is effective January 1, 2005 and is intended to comply with the provisions of the American Jobs Creation Act of 2004, Public Law Number 108-357 which added Section 409A to the Internal Revenue Code. To the extent that guidance from the United States Treasury and the United States Internal Revenue Service has not been issued, the Plan will be operated in accordance with a reasonable, good-faith interpretation of Section 409A and its purpose, including the legislative history.


                                    ARTICLE 1
                                   DEFINITIONS

Wherever used herein, the following terms shall have the meanings hereafter set forth:

1.1 "Accounting Date" means any date adopted by the Company for purposes of contributions to the Plan and interest accruals thereunder.

1.2 "Base Pay" shall have the same meaning ascribed to it in the Unocal Savings Plan except that the limitations under Section 401(a)(17) of the Code shall not apply to this Plan.

1.3  "Board" means the Board of Directors of Unocal Corporation.

1.4 "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

1.5  "Company" means Unocal Corporation.

1.6 "Employee" means an employee of the Company or a subsidiary or affiliate thereof .

1.7 "Key Employee" means a Member who is a "Key Employee as defined by the JOBS Act, including Internal Revenue Service Notice 2005-1 and prior or subsequent related guidance by the Internal Revenue Service or the Department of the Treasury.

1.8  "Member" an Employee who is eligible  for  participation  in the  Qualified
     Plan and to whom or with respect to whom contributions may be made under the Plan.

1.9  "Plan" means the Unocal Nonqualified Savings Plan.

1.10 "Plan Year" means the calendar year or any other 12-consecutive-month period that may be designated by the Company as its fiscal year and the fiscal year of the Qualified Plan.

1.11 "Qualified Plan" means the Unocal Savings Plan.

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1.12 "Qualified  Plan  Company  Matching  Contribution"  means  the total of all matching contributions made for the benefit of a Member under and in accordance with the terms of the Qualified Plan in any Plan Year.

1.13 "Qualified Plan Accounts" means the accounts established for a Member under the Qualified Plan.

1.14 "Supplemental   Matching  Contribution"  means  the  matching  contribution credited to a Member's Supplemental Account for the benefit of a Member under and in accordance with the terms of the Plan in any Plan Year.

1.15 "Supplemental Account" means the account maintained under the Plan for a Member that is credited with amounts contributed under Section 3.1 of the Plan.

1.16 "Vested" means that Members shall have the right to receive their Supplemental Matching Contributions and interest thereon upon termination of employment. Members shall be immediately vested in Supplemental Matching Contributions and interest thereon.

Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless otherwise clearly indicated by the context. Headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms of the Plan.

                                    ARTICLE 2
                                   ELIGIBILITY

A Member whose salary grade classification is M04, T06, or above who is eligible to receive Qualified Plan Company Matching Contributions, the total amount of which is reduced or would have been reduced by reason of application of the limitations on contributions imposed under Section 401(a)(17) of the Code, as in effect on any date for allocation of the amount of the Qualified Plan Company Matching Contribution, or as in effect at any time thereafter, to the Qualified Plan shall be eligible to participate in the Plan.

                                    ARTICLE 3
                       SUPPLEMENTAL MATCHING CONTRIBUTIONS

3.1 Each Plan Year, the Company will make a Supplemental Matching Contribution to this Plan on behalf of each eligible Member in an amount equal to the excess, if any, of:

     (a) Six percent (6%) of the Member's Base Pay for the Plan Year, but without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Plan; minus

     (b) The amount of the Qualified Plan Company Matching Contributions that would have been allocated to the Member for the Plan Year if such Member elected to contribute six percent (6%) as a pre-tax contribution to said Plan.

3.2 At its sole discretion, the Company may elect to make any Supplemental Matching Contribution required above either as of the close of the Plan Year or as of an Accounting Date selected by the Company.

                                    ARTICLE 4
                     INTEREST ON SUPPLEMENTAL CONTRIBUTIONS

4.1 Amounts credited to a Member's Supplemental Account shall be credited with interest from the applicable Accounting Date until such credited amounts are distributed to the Member or his beneficiary.

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4.2  For each Plan Year or portion  thereof,  interest shall be credited to each
     Member's Supplemental Account based on the average ten year U.S. Treasury bond rate for December of the year prior to such Plan Year, plus two percent (2%).

                                    ARTICLE 5
                                  DISTRIBUTIONS

All amounts credited to a Participant's Supplemental Account which are Vested, including interest credited in accordance with Section 4.1 of the Plan, shall be distributed to or with respect to a Participant only upon termination of the Participant's employment with the Company and all subsidiaries and affiliates thereof for any reason including death. All amounts distributable under the Plan shall be distributed in a single sum payment within 90 days following termination of employment with the Company and all subsidiaries and affiliates. However, distribution to a Key Employee shall not be made until at least six months after the Employee's termination of employment. Interest in an amount allowed by law as determined by the Union Oil Company of California Treasury Department shall accrue to such distribution during the six-month waiting period.

If a Member should die before distribution of the full amount of Member's Supplemental Account has been completed, any remaining amount shall be distributed to the beneficiary designated by the Member in writing delivered to the Company or its designee prior to his death. If a Member has not designated a beneficiary or if no designated beneficiary is living on the date of distribution, such amounts shall be distributed in a single sum payment to those persons entitled to receive distributions of the Member's account under the Qualified Plan.

                                    ARTICLE 6
                           ADMINISTRATION OF THE PLAN

6.1 Administration by the Company The Company shall be responsible for the operation and administration of the Plan.

6.2 General Powers of Administration All provisions set forth in the Qualified Plan with respect to administrative powers and duties and the procedures for ruling on claims shall apply to the Company with respect to the Plan.

                                    ARTICLE 7
                            AMENDMENT OR TERMINATION

7.1  Amendment  or  Termination

     The Company intends the Plan to continue indefinitely but reserves the right to amend or terminate the Plan in whole or in part when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

7.2  Effect of Amendment or Termination

     No amendment or termination of the Plan shall reduce the balance of any Supplemental Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts in Supplemental Account shall be made to each Member or a Member's beneficiary if the Member is deceased in a manner described in Section 5.1 of the Plan. In the event of such termination, all affected Employees shall become fully vested in the benefits payable hereunder and, the Company may choose to accelerate the payment of any such benefits. No additional Supplemental Matching Contributions shall be made to the Supplemental Account of a Member after termination of the Plan, but the Company shall continue to credit interest pursuant to Section 4.1, until all amounts credited to the Member's Supplemental Account are distributed to the Member or the Member's beneficiary.

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                                    ARTICLE 8
                               GENERAL PROVISIONS

8.1  Member's Rights Unsecured.

     The right of a Member or his designated beneficiary to receive a distribution under the Plan shall be an unsecured claim against the general assets of the Company, and neither the Member nor a designated beneficiary shall have any rights in or against any specific assets of the Company. Nothing herein shall prohibit the Company from electing to provide benefits hereunder through any investment it elects, including life insurance policies or contracts or the establishment of a "Rabbi Trust." A Member shall have no interest or claims as to such investments, or trust or policies except as explicitly provided thereunder. Any investment returns, gains or losses of the Company shall not alter the interest credited to a Member under Section 4.2 above.


8.2  General Conditions

     Except as otherwise expressly provided herein, all terms and conditions of the Qualified Plan applicable to a Qualified Plan Company Matching
     Contribution   will  also  be   applicable  to  a   Supplemental   Matching
     Contribution, or any other contributions to be made under the Qualified Plan, shall be made solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

8.3  No Guarantee of Benefits

     Nothing contained in the Plan shall constitute a guaranty by the Company, any subsidiary or affiliate of the Company, or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

8.4  No Increase of Employee Rights

     Nothing in this Plan shall give any person a right to remain in the employment of the Company or any subsidiary or affiliate of the Company or affect the right of the Company or any subsidiary or affiliate of the Company to modify or terminate the employment of an Employee at any time, with or without cause.

8.5  Spendthrift Provision

     No interest of any person or entity in, or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

8.6  Applicable Law

     The Plan shall be construed and administered under the laws of the State of California.

8.7  Incapacity of Recipient

     If any person entitled to a distribution under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefor shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefor.

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8.8  Corporate Successors

     The Plan shall not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 7.2.

8.9  Unclaimed Benefit

     Each Member shall keep the Company informed of his current address and the current address of his designated beneficiary. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Member is not made known to the Company within three (3) years after the date on which distribution of the Member's Supplemental Account may first be made, distribution may be made as though the Member had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Member, the Company is unable to locate any designated beneficiary of the Member, then the Company shall have no further obligation to pay any benefit hereunder to such Member or designated beneficiary and such benefit shall be irrevocably forfeited.

8.10 Dispute Resolution

     Any controversy or claim arising out of or relating to this Plan shall be settled by binding arbitration in Los Angeles, California, in accordance with the Commercial Arbitration Rules of the American Arbitration Association. The parties shall seek to agree upon appointment of the arbitrator and the arbitration procedures. If the parties are unable to reach such agreement, a single arbitrator who is a retired judge of a Federal or California state court shall be appointed pursuant to the AAA Commercial Arbitration Rules, and the arbitrator shall determine the arbitration procedures. Any award pursuant to such arbitration shall be included in a written decision which shall state the legal and factual reasons upon which the award was based, including all the elements involved in the calculation of any award. Any such award shall be deemed final and binding and may be entered and enforced in any state or federal court of competent jurisdiction. The arbitrator shall interpret the Plan in accordance with the laws of California. The arbitrator shall be authorized to award reasonable attorney's fees and other arbitration-related costs to a Member or beneficiary. The award shall be limited to Plan benefits at issue, reasonable attorney's fees and arbitration-related costs.

8.11 Limitation of Liability

     Notwithstanding any of the preceding provisions of the Plan, neither the Company nor any subsidiary or affiliate of the Company nor any individual acting as employee or agent of any of them shall be liable to any Member, former Member, or other person for any claim, loss, liability or expense incurred in connection with the Plan.

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